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                                                                   Exhibit 23.2


                         REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS

ENDURANCE SPECIALTY HOLDINGS LTD.

We have audited the consolidated financial statements of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002 and for the period from November 30, 2001 to December 31, 2001, and have issued our report thereon dated January 22, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2(i) to the consolidated financial statements, in 2002 the Company changed its method of accounting for stock-based employee compensation.


/s/ Ernst & Young
Hamilton, Bermuda
January 22, 2004